SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ZYGO CORPORATION
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ZYGO CORPORATION
Laurel Brook Road
Middlefield, Connecticut 06455

___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
___________________

To Be Held November 14, 2007

     The Annual Meeting of Stockholders of ZYGO CORPORATION will be held at Lyman Homestead at Lyman Orchards, Lyman Road, Middlefield, Connecticut on November 14, 2007, at 10:00 a.m. local time, for the following purposes:

1.	To elect ten directors for the ensuing year.

2.	To ratify the appointment of our independent registered public accounting firm.

3.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

     Detailed information with respect to these matters is set forth in the accompanying Proxy Statement. Stockholders of record at the close of business on September 21, 2007 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

PAUL JACOBS,
Secretary
October 5, 2007

YOUR VOTE IS IMPORTANT

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

ZYGO CORPORATION
Laurel Brook Road
Middlefield, Connecticut 06455

_______________________

PROXY STATEMENT
_______________________

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 14, 2007

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of our Common Stock, par value $.10 per share, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on November 14, 2007, or at any adjournment or postponement of the meeting, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by our Board of Directors, and will be solicited chiefly by mail; however, certain of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies by telephone, facsimile, electronic mail, or other personal contact. We will bear the cost of all solicitation expenses, including costs of preparing, assembling, and mailing proxy material. This Proxy Statement, the enclosed Proxy, and a copy of our Annual Report to Stockholders for the fiscal year ended June 30, 2007, are first being mailed on or about October 5, 2007, to all stockholders entitled to vote.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by sending a written notice of revocation or a duly executed proxy bearing a later date to our Secretary, or by voting in person at the meeting. Shares of our Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy card. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the nominees for director as shown on the form of proxy and “for” the ratification of the appointment of our independent registered public accounting firm, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 21, 2007 (the record date for the Annual Meeting) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On September 21, 2007, there were 18,330,563 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

     Ten directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the ten nominees named below, each of whom is presently a director. All nominees have been recommended by our Corporate Governance/Nominating Committee and nominated by the Board of Directors. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     Each proxy received will be voted “FOR” the election of the nominees named below unless otherwise specified in the proxy.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. The Board of Directors has determined that each of Eugene G. Banucci, Youssef A. El-Mansy, Samuel H. Fuller, Robert G. McKelvey, Robert B. Taylor, Carol P. Wallace, and Bruce W. Worster qualifies as an independent director under applicable Securities and Exchange Commission rules and regulations and the NASD listing standards.

	Principal Occupation During Past Five		Director
Nominee	Years and Certain Other Directorships	Age	Since
Eugene G. Banucci	Executive Chairman, Founder, and former Chief Executive Officer of ATMI, Inc. (a supplier of specialty materials and packaging to the semiconductor industry) for more than the last five years. Director of Clean Harbors, Inc.	64	2003

Youssef A. El-Mansy	Retired Corporate Vice President and Director of logic technology development at Intel Corporation and Director of Novellus (a supplier of semiconductor manufacturing equipment in the fabrication of integrated circuits).	62	2004

Samuel H. Fuller	Chief Technology Officer and Vice President of Research and Development of Analog Devices, Inc. (a manufacturer of precision high-performance integrated circuits) for more than the last five years.	61	2003

Seymour E. Liebman	Executive Vice President and General Counsel of Canon U.S.A., Inc. for more than the last five years.	58	1993

Robert G. McKelvey	Chairman and President of George McKelvey Co., Inc. (an investment advisor and securities broker-dealer) for more than the last five years.	70	1983

J. Bruce Robinson	Chairman and Chief Executive Officer of Zygo since December 2006; Chairman, President, and Chief Executive Officer of ZYGO from November 2000 to December 2006; President and Chief Executive Officer of ZYGO from November 1999 to November 2000; President of ZYGO from February 1999 to November 1999.	65	2000

	Principal Occupation During Past Five		Director
Nominee	Years and Certain Other Directorships	Age	Since
Robert B. Taylor	Senior Vice President for Finance and Administration of the Colonial Williamsburg Foundation since January 2001; and Vice President and Treasurer of Wesleyan University from April 1985 to January 2001.	60	1988

Carol P. Wallace	Chairman, President, and Chief Executive Officer of Cooper-Atkins Corporation (a worldwide supplier and manufacturer of temperature, time, and humidity instruments for global foodservice, HVAC/R, industrial, and OEM markets) for more than the last five years. Director of CT Water Service, Inc.	52	2005

Bruce W. Worster	Private Investor since 2001, advisor to Peninsula Equity Partners, LLC since 2002; Vice President, Strategic Manufacturing Technology of JDS Uniphase Corporation from 1999 to 2001; and President of Ultrapointe Corporation (a subsidiary of JDS Uniphase) from 1997 to 1998.	64	2002

Carl A. Zanoni	Senior Vice President, Technology of ZYGO since November 2001; Vice President, Technology of ZYGO from June 1998 to November 2001; and Vice President of Research, Development and Engineering of ZYGO from April 1992 to June 1998.	66	1970

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     The Compensation and Stock Option Committee (hereafter, in this section of the Proxy Statement referred to as the “compensation committee”) seeks to align our compensation programs with our values and objectives, management and business strategies, financial performance, individual performance and increased stockholder value.

     The compensation committee establishes all elements of compensation paid to the Chief Executive Officer (“CEO”) and reviews and approves all elements of compensation paid to our executive officers, including all of the other executive officers reported in the Summary Compensation Table (these executive officers together with the CEO are referred to as the “named executive officers”). The CEO makes decisions regarding the compensation of all other executives, subject to review and approval by the compensation committee. The compensation committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee directors.

Compensation Philosophy and Objectives

     We apply a consistent philosophy to the compensation programs for all employees based on the principle that our achievements result from the coordinated efforts of all individuals working toward common objectives. Our basic philosophy is that the success of both ZYGO and an employee depends on achieving a level of performance focused on contributions that support our business goals. Our guiding compensation objectives focus on:

  attracting and retaining highly qualified individuals to serve in critical positions with us by striving to be a highly–regarded employer who seeks to offer competitive compensation and career opportunities;

  aligning employee compensation with our objectives, financial performance and stockholder value; and

  sharing our financial success with employees.

     We support a “pay for performance and contributions” philosophy by tracking performance and recognizing and rewarding employee contributions toward financial success. We strive to implement strategies for delivering compensation that are well structured, competitive with our peer companies, provide sufficient emphasis on pay for performance and contributions and are appropriately aligned with our financial goals and long-term stockholder returns. Our compensation program is designed to award outstanding performance by our employees and their contributions to the achievement of key business goals.

Compensation Consultant

     The compensation committee has engaged Radford Surveys + Consulting (“Radford”) as its compensation consultant to assist in determining our total compensation program. Radford provides the compensation committee with competitive market data and analysis regarding salaries, bonuses, equity programs, employment contracts, CEO succession planning and other employee compensation, and recommends changes to board of director compensation, as well as providing other consulting services as determined by the compensation committee. See the discussion below and under the heading “Compensation and Stock Option Committee” in the Corporate Governance section for additional information.

Determining Executive Compensation and Competitive Positioning

     The compensation committee reviews executive officer compensation not less than annually to ensure it is consistent with our compensation philosophy, company and individual performance, changes in the market and changes in the executives’ individual responsibilities. Each year we conduct a review of each executive officer, including the CEO. The CEO presents to the compensation committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals we established at the beginning of the year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The reviews typically focus on the executive’s performance in the past year. The compensation committee, based on the CEO’s presentation and its own assessment, then determines which of the previously set targets were met for each executive and, if appropriate, approves each executive’s performance-based incentive award for the past year, including any discretionary elements to such awards. As part of this review and analysis, and as more fully described below, the compensation committee also determines the elements of each executive officer’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the CEO’s evaluation, the scope of the executive’s responsibilities and experience and the compensation committee’s own review of survey data provided by Radford.

     The compensation committee, in determining our CEO’s compensation, takes into account his position, his years of dedicated service and his industry expertise. The compensation committee also considers the CEO’s unique responsibilities in overseeing all of our businesses, operations, development and overall strategy and his role as the public face of our company, which shapes our corporate image and identity. These factors differentiate our CEO from the other named executive officers. In light of these factors, the compensation committee believes that our CEO’s compensation is appropriate and adequately reflects our compensation objectives.

     Towards the end of each fiscal year, executive management, including all of our named executive officers, develops, and the board of directors approves, our operating and financial goals for the following year based on the confidential strategic plan and budget. These company goals drive the individual goals for our named executive officers for the following year. Management works with the compensation committee to establish these goals and the compensation committee approves them at the beginning of each year. The goals include both quantitative and qualitative metrics that include company and individual goals depending on the executive’s roles and responsibilities in the company. The compensation committee establishes the company and individual goals for our executives so that target attainment is not assured; meaning the executives’ receipt of compensation for performance at or above target will require significant effort on their part. See the discussion under “Performance-Based Incentive Compensation” below.

     Each year, the compensation committee benchmarks our salary, cash and equity incentive compensation levels and practices against a peer group of comparable high-technology companies to determine the amount of named executive officer compensation. The compensation committee believes this group of companies (described in more detail below) provides an appropriate peer group because we compete against them for employees at the executive level, are of similar size, and have similar or best market practices in our industry. The compensation committee uses data that it obtains from these companies through surveys, proxy statements and other public filings. In addition, this data is supplemented by survey data on the broader semiconductor and high technology markets provided by Radford. The compensation committee periodically reviews the companies in our peer group and adds or removes companies as necessary in an effort to ensure that our peer group comparisons are meaningful. The companies that comprised our peer group in fiscal 2007 for the purposes of compensation are: Cohu, Electro Scientific Industries, Excel Technology, Faro Technologies, GSI Group, II-VI Corp., Intevac, Keithley Instruments, LeCrop Corp., LTX Corp., Mattson Technology, Nanometrics, Newport Corp., and Rudolph Technologies.

     The compensation committee targets base salaries at the market median (50th percentile) for our peer group. The compensation committee targets total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by company performance. At the target level of performance, total direct compensation is positioned at the median of our peer group, although actual compensation paid can be below 25th percentile or above 75th percentile, based on actual performance. To arrive at these levels of the base salaries, cash incentive targets, and total direct compensation of our named executive officers, the compensation committee considers corresponding percentile data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group, as well as the same data from published surveys for each position. Further, individuals may be paid above or below targeted levels based on individual performance and tenure.

Fiscal 2007 Executive Compensation Components

     Our compensation philosophy emphasizes incentive compensation with a balance between short-term and long-term strategic objectives. Consistent with this philosophy, a significant amount of the total annual target compensation available to our named executive officers is variable depending on our financial results. To achieve this, we use equity-based compensation and a performance-based cash bonus program. The compensation committee consulted with Radford in deciding how to balance our long-term versus short-term incentives. The performance measurement period for our short-term incentives is our fiscal year. Short-term incentives consist of the annual cash bonus program and our long-term incentives consist of stock options, restricted stock, and restricted stock units.

     In fiscal 2007, the compensation for the named executive officers was comprised of the following elements:

  Base salary

  Performance-based incentive compensation

  Long-term equity incentive compensation

  Deferred compensation and other benefits

  Perquisites

Base Salary

     Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. As discussed above, the compensation committee (with the CEO for the other named executive officers) establishes salaries on the basis of personal performance and the advice and the competitive positioning data provided by Radford. Our base salary levels are also important because we generally tie the amount of short-term incentive compensation to an executive’s base compensation. For example, an executive’s participation in the performance-based incentive bonus program is denominated as a percentage of the executive’s base salary, and the level of participation relates generally to the executive’s salary grade.

Performance-Based Incentive Compensation

     We have designed a performance-based management incentive program to promote high performance and goal achievement by our executives, including our named executive officers. Our annual incentive bonus program is tied to the achievement of pre-established business and individual goals for the fiscal year. The annual incentive bonus program is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives, and encourages leadership and teamwork. The annual cash bonus program targets are based on our confidential strategic plan and budget for the year. The compensation committee establish threshold and maximum performance targets in conjunction with management. The amount of each executive’s annual incentive bonus program payout is based on the extent to which we achieve or exceed the targets. Each executive is assigned a participation level which generally reflects the executive’s rank and is expressed as a percentage of the executive’s base salary. Our CEO’s fiscal 2007 annual cash bonus program participation level was 70% of his base salary, our CFO and Senior Vice President, Display Solutions annual cash bonus program participation level was 50% of their respective base salary, and the Senior Vice Presidents of Technology and Precision Positioning Systems annual cash bonus program participation level was 40% of their respective base salaries.

     The compensation committee works with the CEO to define his annual goals. The CEO’s goals were based on financial results and strategic execution. Each component was assigned a percentage weighting of 50% of the bonus. Our CEO’s financial goals were based upon earnings before interest and taxes (“EBIT”) and revenue. To the extent actual EBIT and actual revenues were greater or less than the target, the payout for each of the goals was the percentage of the actual EBIT (or revenues) divided by the budgeted EBIT (or revenues). In no event could the payout on the EBIT goal be more than 200% and there would be no payout if the actual EBIT is less than 70% of the EBIT goal, the minimum threshold. In no event could the payout on the revenue goal be more than 300% and there would be no payout if the actual revenues are less than 70% of the revenue goal, the minimum threshold. The compensation committee also established goals which included strategy, business initiatives, and succession planning. The payout of the annual cash bonus for the CEO for fiscal 2007 was 76% of his base salary.

     The CEO works in conjunction with the other named executive officers to develop their company and individual goals, which are approved by the compensation committee. The named executive officers’ goals are designed to align with the company and CEO goals. The individual fiscal 2007 goals for our named executive officers are specific to each named executive officer and are based on their respective business functions and responsibilities. The goals generally included a mix of financial, operational, strategic, and qualitative goals.

     Each goal is weighted as a percentage of the total bonus. The corporate goal is based on budgeted EBIT. To the extent actual EBIT is greater or less than the target, the payout for this goal will be the percentage of the actual EBIT divided by the budgeted EBIT. In no event can the payout on the EBIT goal be more than 150% and there is no payout if the actual EBIT is less than 70% of the EBIT goal, the minimum threshold.

     Payout of individual goals are subject to our achievement of the minimum threshold of the corporate EBIT goal. If the company does not attain the minimum EBIT threshold, no individual goals are taken into account in determining the cash payout. Individual goals are either met or not met and are then affected by the corporate goal percentage. The payouts of the annual cash bonus for fiscal 2007 for named executive officers other than the CEO were 52% for the CFO, 41% for the Senior Vice President – Technology, 31% for the Senior Vice President – Precision Positioning Systems, and 30% for the Senior Vice President – Display Solutions.

     The specific corporate EBIT goals as well as the strategic execution and individual performance factors and target levels used in determining annual bonuses for our CEO and other named executive officers are based upon confidential business plan financial objectives and related internal projections. The individual goals are specific to our strategic initiatives, including new product introduction, strategic marketing initiatives, and research and development projects, which are proprietary and strategic to our growth. We believe that disclosure of such information would give our competitors information about our confidential targets as well as our views on industry and market dynamics that could be used against us.

     Maximum financial targets reflect ambitious goals which can be attained when business results are exceptional. Since fiscal 2003, we have failed to reach the 70% target once (resulting in no annual cash bonus program payout), fallen short of the 100% target twice and exceeded the 100% target twice. During the last five fiscal years, we have never reached the maximum threshold. The compensation committee maintains discretion to pay more or less than the calculated annual cash bonus in circumstances when the compensation committee deems such an award is warranted. There were no discretionary amounts included in the fiscal 2007 annual cash bonus awards.

     We may adjust our performance targets under our annual cash bonus program to eliminate the effects of charges for the following: restructurings; amortization of acquisition-related intangible assets; discontinued operations; extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; and the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations (MD&A) appearing in our annual report for the applicable year. We believe it is appropriate to use adjusted EBIT because the compensation committee and management use the same measure to evaluate the day-to-day performance of businesses. Accordingly, the compensation committee believes adjusted EBIT is an appropriate measure of company performance on which to base its performance compensation decisions. Unless otherwise noted in this Proxy Statement, any reference we make to “EBIT” means “adjusted EBIT”. We do not expect any structural changes to the annual performance-based incentive compensation program in fiscal 2008.

Long Term Equity Incentive Compensation

     We grant equity awards (in our case, stock options, restricted stock, and restricted stock units) under our 2002 Equity Incentive Plan to provide long-term incentives for executive officers and key employees. Equity awards are designed to align the interests of employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of a stockholder. In addition to stock option awards, the compensation committee believes restricted stock and restricted stock unit grants are beneficial because they offer a retention incentive that is provided at no cost to our named executive officers. Under the 2002 Equity Incentive Plan, we may grant stock options, restricted stock and such other equity awards that may be approved by the Board of Directors from time to time.

     The compensation committee determines award types and amounts with reference to market data provided to the compensation committee by Radford, as well as the peer group study described above. Equity awards are granted annually during a pre-determined Compensation and Stock Option Committee/Board of Directors meeting. Any equity awards granted to new employees are granted on the hire date. Other equity awards for retention or promotion purposes are granted on the date the compensation committee approves the grant. The amount of each grant is based upon each individual’s position, tenure and responsibilities; however there is no set formula.

     The exercise price of an option is the closing price of our common stock on NASDAQ on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price. Options generally vest 25% each year over four years. Restricted stock awards and restricted stock units generally vest over four years, 50% after three years and 50% after the fourth year. We do not have any plan to select grant dates for our named executive officers in coordination with the release of material non-public information.

     Following the Annual Meeting in November, we intend to grant 85,000 restricted stock units to our CEO. This is a one-time retention grant that we anticipate will vest ratably in two annual installments beginning in 2008 and that will be subject to the achievement of certain performance criteria. Such performance criteria is expected to be designed to achieve the following objectives: 1) to expand and enhance our economic growth; 2) to develop additional executive talent and capability and 3) to ensure that board approved long-term succession plans for the CEO and other executive officers are in place. The compensation committee determined the amount of the award by reference to market data provided by Radford, as described above. We expect that no other long-term equity incentive grant will be made to the CEO and his salary will remain at its present level for the next two years.

Deferred Compensation and Other Benefits

     The compensation committee believes that offering deferred compensation arrangements are reasonable and consistent with our overall compensation program because they better enable us to attract and retain superior employees for key position. We offer a 401(k) plan to provide our employees a tax-advantaged savings vehicle. All of our U.S. employees are entitled to participate in our 401(k) plan. Non-U.S. employees are covered under different retirement plans. We match dollar for dollar on the first $1,000 of employee contribution. Additionally, under our Amended and Restated Profit Sharing Plan, employees may receive a discretionary 401(k) contribution, determined annually by the Board of Directors, comprised of profit sharing, the value of up to two unused sick days, and an amount equal to 1% of eligible compensation in the form of our Common Stock.

     We also offer a non-qualified deferred compensation plan to provide our key executives, including all of the named executive officers, a tax-advantaged savings vehicle. Investment vehicles mirror the qualified deferred compensation plan. There are no company contributions made to this plan. Currently, the CEO is the only named executive officer participating in the non-qualified deferred compensation plan. We believe our deferred compensation plans, in the aggregate, enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to them.

     We have maintained the Employee Stock Purchase Plan (ESPP) since December 2000. Eligible employees may elect to contribute, on an after-tax basis, between 1% and 10% of their eligible salary to purchase our Common Stock; provided, that an employee may not purchase more than $25,000 worth of company stock per year pursuant to Internal Revenue Service restrictions. We issue shares of our Common Stock under the ESPP in semi-annual offerings to eligible electing employees at a price that is equal to 95% of the Common Stock’s fair value at the end of the semi-annual period.

     We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, dental, disability, life insurance, and accidental death and dismemberment.

Perquisites

     We provide named executive officers with perquisites, reflected in the All Other Compensation column in the Summary Compensation Table below. The compensation committee believes these perquisites are reasonable and consistent with our overall compensation program, because they better enable us to attract and retain superior employees for key positions. The compensation committee reviews and approves perquisites provided to the named executive officers. These benefits include an automobile allowance, 401(k) Company match, discretionary 401(k) Company contribution, and the cost of premiums paid on life insurance.

Severance Plans

     The compensation committee believes there are long-term benefits to stockholders by retaining senior executives in the competitive employment environment. We have entered into employment agreements with certain of our named executive officers that provide these executives with severance benefits, as discussed further under “Potential Payments upon Termination or Change in Control below.”

Tax Considerations

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to us and to our executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the compensation committee’s and the company’s control. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, although the compensation committee considers tax deductibility as one of the factors in determining executive compensation, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The compensation committee also considers alternative forms of compensation consistent with our compensation goals, which preserve deductibility as much as possible.

Conclusion

     In reviewing our compensation programs, we have concluded that each element of compensation, as well as the total compensation delivered to the named executive officers and other executives, is reasonable, appropriate, and in the best interests of the company and our stockholders. We believe these programs meet our objectives of establishing a compensation package that attracts and retains a strong motivated leadership team, shares the company’s financial success with employees, aligns the compensation of the executives with our goals and stockholder value, and rewards outstanding performance and the achievement of strategic goals. At the same time, the compensation package remains consistent with those offered by competitive companies within the industry. We believe that our compensation programs have enabled us to recruit and secure a talented and motivated leadership team by which we strive toward improving stockholder value. In addition, we believe that each named executive officer’s compensation levels during fiscal 2007 adequately reflect our compensation objectives.

COMPENSATION COMMITTEE REPORT

     The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2007 required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A. This report is provided by the following independent directors, who comprise the committee:

COMPENSATION AND STOCK OPTION COMMITTEE

ROBERT G. MCKELVEY, Chairperson
EUGENE G. BANUCCI
YOUSSEF A. EL-MANSY

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Stock Option Committee (i) was, during fiscal 2007, an officer or employee of ZYGO or any of our subsidiaries nor (ii) had any relationship with us that would require disclosure. No other interlocking relationship existed between any member of the Compensation and Stock Option Committee or one of our executive officers, on the one hand, and any member of the Compensation and Stock Option Committee or an executive officer of any other entity, on the other hand.

SUMMARY COMPENSATION TABLE

     The following table contains information concerning the compensation for our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers (which we collectively refer to as the “named executive officers”), for the year ended June 30, 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation
		Salary	Bonus	($)	($)	($)	($)	($)	Total
Name and Principal Position	Year	($)	($)	(1)	(2)	(3)	(4)	(5)	($)
J. Bruce Robinson	2007	$420,018	$ —	$57,559	$188,493	$318,539	$112,833	$21,693	$1,119,135
Chairman and Chief
Executive Officer
Walter A. Shephard	2007	$241,040	$ —	$33,251	$45,056	$124,859	$—	$22,920	$467,126
Vice President, Finance
Chief Financial Officer,
Treasurer
Douglas J. Eccleston	2007	$224,817	$ —	$18,561	$41,752	$69,985	$—	$22,874	$377,989
Senior Vice President,
Precision Positioning
Solutions
Brian J. Monti	2007	$241,506	$ —	$49,662	$94,542	$72,108	$—	$22,263	$480,081
Senior Vice President,
Display Solutions
Carl A. Zanoni	2007	$272,976	$ —	$17,987	$70,873	$113,121	$—	$21,374	$496,331
Senior Vice President,
Technology Director

____________________

(1)	This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to fiscal 2007 restricted stock awards as well as for restricted stock awards granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. The assumptions used in calculating these amounts are set forth in Note 13 to our 2007 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended June 30, 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to fiscal 2007 stock option grants as well as for stock option grants granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. The assumptions used in calculating these amounts are set forth in Note 13 to our 2007 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended June 30, 2007.

(3)	This column represents our performance-based incentive bonuses for fiscal 2007. Mr. Robinson elected to defer a portion of his fiscal 2007 bonus included in this column.

(4)	Consists of income to Mr. Robinson during our fiscal year 2007 under our Executive Deferred Compensation Plan. For further details refer to “Nonqualified Deferred Compensation” below.

(5)	Includes all other compensation as described in the table below:

Category	J. B. Robinson	W. Shephard	D. Eccleston	B. Monti	C. Zanoni
Auto allowance	$10,800	$10,800	$10,800	$10,800	$10,800
401(k) Company match	1,000	1,000	1,000	1,000	1,000
Discretionary 401(k) Company contribution	9,095	9,095	9,095	9,095	9,095
Life insurance	798	2,025	1,979	1,368	479
Total Other Compensation	$21,693	$22,920	$22,874	$22,263	$21,374

GRANTS OF PLAN-BASED AWARDS

     The following table shows all plan-based awards granted to the named executive officers during fiscal 2007.

			All Other
			Option Awards:
		All Other	Number of
		Stock Awards:	Securities	Exercise or	Grant Date
		Number of	Underlying	Base Price	Fair Value
		Shares of	Options	of Option	of Stock and
	Grant	Stock or Units	(#)	Awards	Option Awards
Name	Date	(1)	(2)	($/Sh)	(3)
J. Bruce Robinson	8/23/06	16,000	40,000	$12.83	$442,504
Walter A. Shephard	8/23/06	9,000	15,000	$12.83	$204,429
Douglas J. Eccleston	8/23/06	5,500	8,000	$12.83	$118,010
Brian J. Monti	2/12/07	25,000	—		$381,500
	8/23/06	7,000	12,000	$12.83	$160,977
Carl A. Zanoni	8/23/06	5,000	10,000	$12.83	$123,456
____________________

(1)	This column shows the number of shares of restricted stock granted in fiscal 2007 to the named executive officers. Restricted stock granted vests 50% after year three, then 50% after year four.

(2)	This column shows the number of shares of stock options granted in fiscal 2007 to the named executive officers. The stock options vest 25% a year over four years.

(3)	This column shows the full grant date fair value of stock awards under SFAS 123R granted to the named executive officers. The assumptions used in calculating these amounts are set forth in Note 13 to our Consolidated Financial Statements for the year ended June 30, 2007, included in our 2007 Annual Report on Form 10-K.

EMPLOYMENT AGREEMENTS

     In January 1999, we entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson receives an annual base salary of $250,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years. Effective November 18, 1999, Mr. Robinson’s employment agreement was amended to change Mr. Robinson’s position to President and Chief Executive Officer and to increase his annual base salary to $275,000 (or such higher amount as the Board of Directors may determine from time-to-time).

     In July 1999, we entered into an employment agreement with Mr. Monti to serve as Vice President—Sales & Marketing. Under the agreement, Mr. Monti receives an annual base salary of $175,000 or such higher amount as the Board of Directors may determine from time-to-time. Mr. Monti’s agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement with Mr. Monti also provided for the grant to Mr. Monti of a stock option to purchase 20,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

     In February 2004, Mr. Shephard agreed to serve as Vice President-Finance, Chief Financial Officer, and Treasurer. Mr. Shephard’s terms of employment provide for a starting salary of $195,000. Mr. Shephard also was provided a stock option grant to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years. Effective June 15, 2007, Mr. Shephard’s employment agreement was amended to increase his annual base salary to $244,200 (or such higher amount as the Board of Directors may determine from time-to-time).

     In addition, each of our agreements with Messrs. Robinson, Monti, and Shephard provide for certain “Change in Control” and other severance payments in the event of the involuntary termination of their respective employment by ZYGO. These arrangements are more fully described below under the heading “Potential Payments upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

     The following table shows the number of outstanding equity awards held by the named executive officers at June 30, 2007.

	Option Awards				Stock Awards
						Market
						Value of
	Number of	Number of			Number	Shares or
	Securities	Securities			of Shares	Units of
	Underlying	Underlying			or Units of	Stock That
	Unexercised	Unexercised	Option		Stock That	Have Not
	Options	Options	Exercise	Option	Have Not	Vested
	Exercisable	Unexercisable	Price	Expiration	Vested	($)
Name	(#)	(#)	($)	Date	(#)	(1)
J. Bruce Robinson	50,000	—	$10.88	2/21/09	16,000 (2)	$228,640
	20,000	—	$9.50	8/17/09	16,000 (3)	$228,640
	15,000	—	$77.75	9/7/10
	52,700	—	$87.00	9/28/10
	16,925	—	$18.64	6/25/11
	35,000	—	$12.51	8/19/11
	25,000	—	$6.54	8/25/12
	37,500	12,500 (5)	$10.00	8/17/13
	7,500	7,500 (6)	$9.01	8/22/14
	10,000	30,000 (7)	$10.40	8/23/15
	—	40,000 (8)	$12.83	8/22/16

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number		Shares or
	Securities	Securities				of Shares		Units of
	Underlying	Underlying				or Units of		Stock That
	Unexercised	Unexercised		Option		Stock That		Have Not
	Options	Options		Exercise	Option	Have Not		Vested
	Exercisable	Unexercisable		Price	Expiration	Vested		($)
Name	(#)	(#)		($)	Date	(#)		(1)
Walter A. Shephard	11,250	3,750	(9)	$16.45	2/26/14	9,500	(2)	$135,755
	4,500	4,500	(6)	$9.01	8/22/14	9,000	(3)	$128,610
	3,750	11,250	(7)	$10.40	8/23/15
	—	15,000	(8)	$12.83	8/22/16

Douglas J. Eccleston	7,500	—		$5.20	3/9/13	4,800	(2)	$68,592
	3,000	1,000	(5)	$10.00	8/17/13	5,500	(3)	$78,595
	4,500	4,500	(6)	$9.01	8/22/14
	2,000	6,000	(7)	$10.40	8/23/15
	—	8,000	(8)	$12.83	8/22/16

Brian J. Monti	20,000	—		$11.75	6/30/09	7,000	(2)	$100,030
	5,000	—		$23.81	2/8/10	7,000	(3)	$100,030
	8,000	—		$77.75	9/7/10	25,000	(4)	$357,250
	13,500	—		$87.00	9/28/10
	5,375	—		$18.64	6/25/11
	7,000	—		$12.51	8/19/11
	15,000	—		$6.54	8/25/12
	26,250	8,750	(5)	$10.00	8/17/13
	4,500	4,500	(6)	$9.01	8/22/14
	3,000	9,000	(7)	$10.40	8/23/15
	—	12,000	(8)	$12.83	8/22/16

Carl A. Zanoni	6,000	—		$10.81	8/17/08	5,000	(2)	$71,450
	5,000	—		$9.50	8/17/09	5,000	(3)	$71,450
	15,000	—		$43.94	5/31/10
	5,000	—		$77.75	9/7/10
	40,000	—		$83.00	9/21/10
	1,250	—		$18.64	6/25/11
	10,000	—		$18.64	6/25/11
	7,000	—		$12.51	8/19/11
	11,200	—		$6.54	8/25/12
	18,750	6,250	(5)	$10.00	8/17/13
	4,500	4,500	(6)	$9.01	8/22/14
	1,750	5,250	(7)	$10.40	8/23/15
	—	10,000	(8)	$12.83	8/22/16
____________________

(1)	This value is based on the closing price of our Common Stock on the NASDAQ Global Market on June 29, 2007, which was $14.29 per share, multiplied by the number of shares indicated.

(2)	The restricted stock was granted on August 24, 2005 and vests 50% on August 24, 2008 and 50% on August 24, 2009.

(3)	The restricted stock was granted on August 23, 2006 and vests 50% on August 23, 2009 and 50% on August 23, 2010.

(4)	The restricted stock was granted on February 12, 2007 and vests 50% on February 12, 2010 and 50% on February 12, 2011.

(5)	The option to purchase these shares was granted on August 18, 2003, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(6)	The option to purchase these shares was granted on August 23, 2004, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(7)	The option to purchase these shares was granted on August 24, 2005, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(8)	The option to purchase these shares was granted on August 23, 2006, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(9)	The option to purchase these shares was granted on February 27, 2004, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

     There have been no option exercises by the named executive officers during fiscal 2007. The restricted stock has not vested for the named executive officers during fiscal 2007.

PENSION BENEFITS

     ZYGO does not have a tax-qualified defined benefit plan and/or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

     The following table contains information related to our named executive officers’ nonqualified deferred compensation in fiscal 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
J. Bruce Robinson	$341,296 (1)	$—	$112,833 (2)	$—	$554,704
Walter A. Shephard	$—	$—	$—	$—	$—
Douglas J. Eccleston	$—	$—	$—	$—	$—
Brian J. Monti	$—	$—	$—	$—	$—
Carl A. Zanoni	$—	$—	$—	$—	$—
____________________

(1)	This amount is the fiscal 2006 non-equity incentive plan compensation award deferred by the executive and does not include the deferred portion of the fiscal 2007 non-equity incentive plan compensation award.

(2)	This amount was reflected as compensation in the Summary Compensation Table.

     Under our Executive Deferred Compensation Plan, certain key executives are eligible to defer receipt of up to 100 % of their non-equity incentive compensation.

     Benefits under the plan represent an unfunded, unsecured promise by us to pay those benefits when due and, if we were to become insolvent, participants would have no greater right to the assets than general creditors. Plan assets in the trust remain our property until made available to participants, and those assets can only be used to pay benefits under the plan, pay our general creditors, and pay the expenses of administering the plan and the trust.

     Participants’ deferrals are fully vested at all times, and participants are allowed to direct investment of their plan accounts in investment alternatives selected by the plan administrator. Each account is valued as of the last day of each calendar quarter, and incremental earnings or losses are then allocated to that account.

     If a participant retires, distributions from the plan must begin no later than the first day of the calendar quarter following the participants’ retirement. In the event of a participant’s death or termination of service with us, distributions from the plan must begin as soon as administratively feasible. Under certain circumstances, distributions may also be made to the participant while he or she is still in service with us.

     J. Bruce Robinson, Chairman and Chief Executive Officer is the only named executive officer who participates in the nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The employment agreements with Messrs. Robinson, Shephard, and Monti described above provide for a severance package in the event we terminate their employment (other than for justifiable cause (as defined in each of the employment agreements), disability, or death). Under the package, Mr. Robinson and Mr. Shephard would be paid their respective base salary from the time of his involuntary termination to 12 months thereafter. In addition, in the event Mr. Robinson and/or Mr. Shephard resigns within 90 days of a “Change of Control” (as defined in his agreement) of our company, the agreement generally provides for (i) the continued payment of his salary for a one-year period (ii) the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Robinson and Mr. Shephard and (iii) a pro-rated bonus to Mr. Shephard (based on the target bonus amount for the fiscal year in which the change of control occurs providing Mr. Shephard is still employed 90 days after the change of control). The severance coverage for Mr. Robinson, in the event of a Change in Control, additionally provides for the automatic vesting of unvested options to purchase shares of Common Stock then held by Mr. Robinson at their stated exercise price, which range from $9.01 to $12.83 per share. The net value of the otherwise unexercisable options to purchase 90,000 shares of Common Stock held by Mr. Robinson as of June 30, 2007 would be $268,325, representing the difference between the fair market value as of June 30, 2007 (at a closing price of $14.29) and the exercise price of the options.

     Effective February 8, 2007, the Company entered into a non-compete agreement with Dr. Carl Zanoni. The non-compete period is from February 28, 2009, which is the date Dr. Zanoni will be retiring, through February 28, 2012. In consideration of his agreement, not to compete, Dr. Zanoni will receive an amount equal to his then base annual salary (but not less than $274,300), payable in one lump sum on the commencement date; an amount equal to the sum of 85% of the base annual salary, payable ratably during the first year of the non-compete period; an amount equal to the sum of 65% of the base annual salary, payable ratably during the second year of the non-compete period; an amount equal to the sum of 45% of the base annual salary, payable ratably during the third year; and an amount equal to the sum of 25% of the base annual salary, payable ratably.

     Mr. Monti’s agreement provides for the continuation of his base salary for six months from the date of his involuntary termination. In the event his employment is terminated without justification and occurs after a “Change of Control” (as defined in the agreement), the agreement provides for the (i) continuation of existing health, dental and long-term disability insurances, as well as accidental death and dismemberment (“AD&D”) coverage in effect at the time of termination for a period of the lesser of six months or until covered by another plan and (ii) continuation of Mr. Monti’s salary for a period of six months after the date of termination.

COMPENSATION OF DIRECTORS

     The following table contains information concerning the compensation to our Board of Directors for the year ended June 30, 2007.

	Fees Earned	Stock		Non-Equity
	or Paid in	Awards	Option	Incentive Plan	All Other
	Cash	($)	Awards	Compensation	Compensation	Total
Name	($)	(1)	($)	($)	($)	($)
Eugene G. Banucci	$34,750	$52,470	$—	$—	$—	$87,220
Youssef A. El-Mansy	$34,750	$52,470	$—	$—	$—	$87,220
Samuel H. Fuller	$32,500	$52,470	$—	$—	$—	$84,970
Seymour E. Liebman	$28,250	$52,470	$—	$—	$—	$80,720
Robert G. McKelvey	$37,500	$52,470	$—	$—	$—	$89,970
Robert B. Taylor	$49,750	$52,470	$—	$—	$—	$102,220
Carol P. Wallace	$39,750	$52,470	$—	$—	$—	$92,220
Bruce W. Worster	$46,000	$52,470	$—	$—	$—	$98,470
____________________

(1)	This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to fiscal 2007 restricted stock and stock option awards as well as for restricted stock and stock option awards granted in prior fiscal years. The assumptions used in calculating these amounts are set forth in Note 13 to the our Consolidated Financial Statements for the fiscal year ending June 30, 2007 which is located on page F-15 of the our Annual Report on Form 10-K.

     Effective November 16, 2006, each new director who is not also one of our employees (or an employee of any of our subsidiaries) (a “Non-Employee Director”) generally will be granted an option to purchase 16,000 shares of Common Stock on his or her first day of service as a Non-Employee Director under our 2002 Equity Compensation Plan. Each Non-Employee Director will be granted 5,000 restricted shares of Common Stock on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options will be exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, will vest over a four year period at 25% per year, and will have a ten year term. All restricted stock will vest after one year. In addition, Non-Employee Directors will receive $35,000 for an annual board retainer. Each Non-Employee Director is also reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting. The Non-Employee Director who chairs the Audit Committee will also receive a $20,000 annual retainer. The Non-Employee Director who chairs the Compensation and Stock Option Committee will also receive a $10,000 annual retainer. The Non-Employee Director who chairs the Corporate Governance/Nominating Committee will also receive an $8,000 annual retainer. Each non-chairperson member of the Audit Committee, Compensation and Stock Option Committee, and Corporate Governance/Nominating Committee will receive an annual retainer of $10,000, $5,000, and $3,000, respectively. From August 19, 2003 to November 16, 2006, each new Non-Employee Director was granted an option to purchase 12,000 shares of Common Stock on his or her first day of service as a Non-Employee Director and an annual option grant to purchase 6,000 shares of Common Stock on the date of each annual meeting after the initial year of service. Prior to August 19, 2003, each Non-Employee Director was granted an option to purchase 8,000 shares of Common Stock under our Amended and Restated Non-Employee Director Stock Option Plan on his or her first day of service as a Non-Employee Director and an annual option grant to purchase 3,000 shares of Common Stock on the date of each Annual Meeting after the initial year of service.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of June 30, 2007, including the 2002 Equity Incentive Plan, the Amended and Restated Non-Qualified Stock Option Plan, the Amended and Restated Non-Employee Director Stock Option Plan, and the Employee Stock Purchase Plan.

Number of
Securities
Remaining
Available for
	Number of Securities		Future Issuance
	to be Issued	Weighted-Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants,	Options, Warrants,	Reflected in
	and Rights	and Rights	Column(a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders	2,057,741 (1)	$25.81	1,931,528
Equity Compensation Plans Not Approved by Stockholders	25,000 (2)	$18.64	—
Total	2,082,741	$25.72	1,931,528
____________________

(1)	Does not include options to purchase an aggregate of 10,325 shares of Common Stock under our Employee Stock Purchase Plan, which were exercised for the offering period ended June 30, 2007.

(2)	Represents a warrant issued to Zetetic Institute, which is described below.

_______________

     On June 26, 2001, the Board of Directors issued a warrant to purchase 25,000 shares of our Common Stock to the Zetetic Institute, a non-profit organization that provides assistance to us in connection with certain research and development activities. We did not receive stockholder approval for this warrant. The warrant has an exercise price of $18.64 per share, the closing price of our Common Stock on the date of issuance, expires on June 26, 2011, and vested, in equal annual increments, on each of the first four anniversaries of the date of issuance. Registration of the warrant and the shares of Common Stock issuable upon the exercise of the warrant are not contemplated; we believe that exemption of such registration is available under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

CORPORATE GOVERNANCE

BOARD MATTERS

     As of the date of this Proxy Statement, the Board of Directors consisted of ten members. All ten members have been nominated for election at the Annual Meeting of Stockholders to serve for one-year term, expiring at our annual meeting of stockholders in 2008. The Board of Directors has determined that each of Eugene G. Banucci, Youssef A. El-Mansy, Samuel H. Fuller, Robert G. McKelvey, Robert B. Taylor, Carol P. Wallace, and Bruce W. Worster qualifies as an independent director under applicable Securities and Exchange Commission rules and regulations and the NASD listing standards. Five meetings of the Board of Directors were held in fiscal 2007.

     Each director attended all of the meetings held during fiscal 2007 of the Board of Directors and Committees on which he or she served that were held during the period in which the individual served as a Board of Directors or Committee member. While the Company does not currently have a formal policy regarding the attendance of directors at the Annual Meeting of Stockholders, directors are encouraged to attend. All directors attended the 2006 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Corporate Governance/Nominating Committee to assist it in the discharge of its responsibilities. A current copy of our Audit Committee Charter, Corporate Governance/Nominating Committee Charter, Compensation and Stock Option Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.zygo.com. Copies of these documents are also available in print free of charge to any stockholder who requests them.

AUDIT COMMITTEE

     The Audit Committee is responsible for the appointment, compensation, and oversight of our independent registered public accounting firm who prepares or issues an audit report or related work, oversees the accounting and financial reporting processes and audits of the financial statements and reviews the procedures and policies with respect to internal accounting controls. Ten meetings of the Audit Committee were held in fiscal 2007. Ms. Wallace and Messrs. Taylor and Worster presently are the members of the Audit Committee and are independent in accordance with Rule 4200(a)(15) of the NASD listing standards. The Board of Directors has determined that Mr. Taylor satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.” Mr. Taylor is the chairman of the Audit Committee.

COMPENSATION AND STOCK OPTION COMMITTEE

     The principal role of the Compensation and Stock Option Committee is to oversee the design and management of our compensation philosophy and compensation programs. The Compensation and Stock Option Committee supervises our compensation policies, administers the employee incentive plans, reviews or recommends compensation arrangements for certain executive officers and key employees, engages in CEO succession planning, approves significant employee benefits, and recommends to the Board of Directors amendments to existing employee benefit plans and adoption of any new benefit plans.

     In March 2006, the Compensation and Stock Option Committee engaged Radford Surveys + Consulting (“Radford”), a compensation consulting firm, to assist in determining our total compensation program. During its engagement, Radford reported directly to the Compensation and Stock Option Committee, and advised it with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Radford has also reviewed our compensation arrangements for our named executive officers and provided us with comparative market data that identifies the compensation policies and arrangements offered by similarly-situated public companies, including executive succession arrangements. Radford provided the Compensation and Stock Option Committee with analysis regarding salaries, bonuses, equity programs and employment compensation, as well as providing other consulting services as determined by the Compensation and Stock Option Committee.

     The Compensation and Stock Option Committee establishes all elements of compensation paid to the Chief Executive Officer (“CEO”) and reviews and approves all elements of compensation paid to our executive officers, including all of our named executive officers. The CEO, in consultation with other members of senior management, makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation and Stock Option Committee including the determination of performance goals under our performance-based incentive compensation program. The Compensation and Stock Option Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee directors.

     Messrs. Banucci, El-Mansy, and McKelvey presently are the members of the Compensation and Stock Option Committee and are independent in accordance with the NASD listing standards. Mr. McKelvey is the chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee held seven meetings during fiscal 2007.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE

     The Corporate Governance/Nominating Committee considers candidates (and potential candidates) to serve as director who are brought to its attention from whatever source, and recommends to the full Board of Directors the names of those persons willing to serve and whom they believe will be in our overall best interest to have serve as a director. The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating director candidates. The Corporate Governance/Nominating Committee may consider candidates recommended by our directors, members of management, professional search firms, or stockholders. These candidates may be considered at any point during the year. The Corporate Governance/Nominating Committee will evaluate any director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee does not have minimum qualification requirements for director candidates. However, it will consider a number of factors in assessing candidates, including the following:

  Personal and professional qualities, ethical standards, experience, accomplishments and reputation in the business community and otherwise; and

  The ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees.

     The Corporate Governance/Nominating Committee will also consider whether candidates are independent and possess leadership qualities. Stockholders who wish to propose director candidates for consideration by the Corporate Governance/Nominating Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, and qualifications.

     The Corporate Governance/Nominating Committee also serves as our corporate governance committee, charged with developing and recommending to the Board of Directors a set of corporate governance, business conduct, and ethics principles for ZYGO. The Corporate Governance/Nominating Committee reviews these principles at least annually and recommends changes to the Board of Directors when appropriate. Messrs. Fuller, Taylor, and Worster presently are the members of the Corporate Governance/Nominating Committee and are independent in accordance with the NASD listing standards. Mr. Worster is the chairman of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee held four meetings during fiscal 2007.

CODE OF ETHICS

      The Board has adopted a Code of Ethics applicable to all employees, including the Company’s executive officers. The Company’s Code of Ethics is available on the Company’s website at www.zygo.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders and other interested parties may communicate with the Board of Directors or specific directors by mail addressed to: Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455. All communications should include the address, telephone number, and email address of the person submitting the communication and clearly indicate whether the communication is intended for the Board of Directors or an individual member. The Secretary will review all such communications. The communications that are deemed appropriate will be forwarded to the appropriate director or directors in advance of each regularly scheduled meeting of the Board of Directors. Communications will be deemed inappropriate if they are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board of Directors or our business and affairs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We do not have a formal, written policy for related party transactions. At varying times in the past, related party transactions have been approved by the Audit Committee, subject to the approval of the Board of Directors (with the recusal of any interested director, as necessary). Generally, a related transaction is on terms no less favorable to the third party than terms generally available to an unaffiliated third party under the same or similar circumstances.

     Mr. Seymour E. Liebman, a member of our Board of Directors since 1993, has been the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. (“Canon”) since 1996. Canon beneficially owns more than five percent of our Common Stock. Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of our products in Japan. We also had a significant research and development contract with Canon which was completed in fiscal 2007. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $48,000,000 for fiscal 2007, or approximately 27% of our total net sales. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, Canon and we have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers. As a member of our Board of Directors, Mr. Liebman’s long standing employment with Canon is noted by the Board of Directors when it makes its determination as to director independence.

     Mr. Paul Forman, our Chairman Emeritus and former executive officer of our company for more than 20 years, provides consulting services to us at the request of senior management at the rate of $125 per hour, plus expenses. Mr. Paul Forman was paid approximately $35,000 in connection with his consulting services in the year ended June 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 31, 2007 (except as otherwise noted), (i) by each person known by us to own beneficially 5% or more of our Common Stock, (ii) by each director, (iii) by each executive officer named in the Summary Compensation Table (as provided earlier in this Proxy Statement), and (iv) by all directors and executive officers of our company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options, and as may otherwise be noted. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

	Amount and Nature of Beneficial
	Ownership
	(1)			Percentage
		Options		of Total
	Shares of	Exercisable		Shares
	Common	within		Outstanding
Directors, Officers, and 5% Stockholders	Stock	60 days	Total	(1)
5% or Greater Stockholders:
Canon Inc. (3)	1,210,410	—	1,210,410	6.5%
Dimensional Fund Advisors LP (2)	1,083,109	—	1,083,109	5.8%
Royce & Associates LLC (4)	1,040,603	—	1,040,603	5.6%
T. Rowe Price Associates, Inc. (3)	962,920	—	962,920	5.3%
Barclays Global Investors NA (CA) (5)	930,524	—	930,524	5.0%

Directors: (7)(9)
Eugene G. Banucci	6,000	26,000	32,000	*
Youssef A. El-Mansy	10,000	24,000	34,000	*
Samuel H. Fuller	6,000	26,000	32,000	*
Seymour E. Liebman (6)	47,000	30,000	77,000	*
Robert G. McKelvey	90,370	30,000	120,370	*
J. Bruce Robinson	45,955	305,875	351,830	1.9%
Robert B. Taylor	17,500	30,000	47,500	*
Carol P. Wallace	5,000	18,000	23,000	*
Bruce W. Worster (8)	7,000	29,000	36,000	*
Carl A. Zanoni	408,250	138,200	546,450	2.9%

Named Executive Officers: (7)(9)
J. Bruce Robinson	45,955	305,875	351,830	1.9%
Douglas J. Eccleston	10,886	24,250	35,136	*
Brian J. Monti	45,005	124,625	169,630	*
Walter A. Shephard	20,823	29,250	50,073	*
Carl A. Zanoni	408,250	138,200	546,450	2.9%
All Directors and Executive Officers as a group
(18 persons) (6)	777,775	1,019,275	1,797,050	9.2%
____________________

*	Less than 1%

(1)	A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of August 31, 2007 upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that such options beneficially owned by such person (but not those owned by any other person) have been exercised. Does not include 362,615 shares owned by Mr. Paul Forman, our Chairman Emeritus. The shares held by Mr. Forman represent approximately 2.1% of our total shares outstanding.

(2)	Share ownership information is based on information contained in a Schedule 13F filed with the Securities and Exchange Commission on August 23, 2007. The address of this holder is Dimensional Fund Advisors LP, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(3)	Information derived from NASDAQ online as of September 20, 2007.

(4)	Share ownership information is based on information contained in a Schedule 13F filed with the Securities and Exchange Commission on August 1, 2007. The address of this holder is Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019.

(5)	Share ownership information is based on information contained in a Schedule 13F filed with the Securities and Exchange Commission on August 9, 2007. The address of this holder is Barclays Global Investors, NA., 45 Fremont Street, San Francisco, CA 94105.

(6)	Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.

(7)	No shares are pledged as security.

(8)	2,000 shares are held in trust. Mr. Worster has shared voting and investment power and indirect ownership of the shares in trust.

(9)	Includes restricted shares awarded during 2005 and 2006, pursuant to our 2002 Equity Incentive Plan as follows: Eugene G. Banucci (5,000); Youssef A. El-Mansy (5,000); Samuel H. Fuller (5,000); Seymour E. Liebman (5,000); Robert G. McKelvey (5,000); J. Bruce Robinson (32,000); Robert B. Taylor (5,000); Carol P. Wallace (5,000); Bruce W. Worster (5,000); Carl A. Zanoni (10,000); Douglas J. Eccleston (10,300); Brian J. Monti (39,000); Walter A. Shephard (18,500); All Directors and Executive Officers as a group (190,400). These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they filed.

     Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2007, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent beneficial owners were complied with on a timely basis.

REPORT OF THE AUDIT COMMITTEE

     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing except under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

     The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as may be modified or supplemented, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented, relating to independence discussions with audit committees, has discussed with the independent registered public accounting firm its independence from the company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining the auditor’s independence.

     The Audit Committee discussed with ZYGO’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting and other matters.

     Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved that these audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission.

     In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined by the rule of the National Association of Securities Dealers (NASD) that governs audit committees, Rule 4310 (c)(26)(B)(iii), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(14).

AUDIT COMMITTEE

ROBERT B. TAYLOR, Chairman
CAROL P. WALLACE
BRUCE W. WORSTER

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Effective November 15, 2005, the Audit Committee dismissed KPMG LLP (“KPMG”) and appointed Deloitte & Touche LLP (“Deloitte & Touche”) as its independent registered public accounting firm.

     The audit report of KPMG on our consolidated financial statements as of and for the fiscal year ended June 30, 2005 did not contain an adverse opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit of the fiscal year ended June 30, 2005 and the subsequent interim period through the date of dismissal of KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in its reports on our financial statements for such fiscal years. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the fiscal year ended June 30, 2005 or the subsequent interim period through the date of dismissal of KPMG.

     We (or someone on our behalf) did not consult Deloitte & Touche during the two most recent fiscal years prior to their appointment (fiscal 2005 and 2004) and the subsequent interim period preceeding November 15, 2005 with respect to the application of accounting principles to a specified transaction or to the type of audit opinion that might be rendered on our financial statements.

     The aggregate fees billed for professional services by Deloitte & Touche and KPMG in fiscal 2007 and 2006 were as follows:

	2007	2006
	Deloitte &	Deloitte &
	Touche	Touche	KPMG	Total
Audit Fees (1)	$573,160	$524,000	$23,000	$547,00
Audit-Related Fees (2)	3,960	50,000	166,000	216,000
Tax Fees (3)	8,770	13,000	63,000	76,000
Total Fees	$585,890	$587,000	$252,000	$839,000
____________________

(1)	This category consists of aggregate fees billed for the annual audit of our financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, and the reviews of the condensed financial statements included in quarterly Reports of Forms 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those calendar years.

(2)	This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under “Audit Fees.” These services included fees for audit work related to our restatement and accounting consultations in fiscal 2006 and accounting consultations in fiscal 2007.

(3)	This category consists of aggregate fees billed for professional services for federal, state, and international tax compliance, tax advice, and tax planning.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. The ratification of the appointment of the independent registered public accounting firm by the stockholders is not required by law or by the Company’s By-laws. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders. Abstentions and broker non-votes will result in fewer votes, but will not otherwise affect the proposal.

     A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions. Each proxy received will be voted “FOR” the ratification of Deloitte & Touche LLP unless otherwise specified in the proxy.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

     Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee may delegate to a member or members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

     100% of the audit, audit-related, and tax services for our 2007 fiscal year rendered by Deloitte & Touche were pre-approved by our Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those stockholders.

     This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares in your own name. You can notify us by sending a written request to Walter A. Shephard, Chief Financial Officer.

STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at our 2008 Annual Meeting of Stockholders must be received by us no later than June 6, 2008 for inclusion in the proxy statement and form of proxy we issue relating to that meeting. Additionally, we must have notice of any stockholder proposal to be submitted at the 2008 Annual Meeting of Stockholders (but not required to be included in the Proxy Statement) by August 20, 2008, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to any such stockholder proposal for which notice of the matter was not received by us by August 19, 2008.

OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors

PAUL JACOBS,
Secretary
October 5, 2007

ZYGO CORPORATION LAUREL BROOK ROAD P.O. BOX 448 MIDDLEFIELD, CT 06455
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Zygo Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zygo Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ZYCRP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ZYGO CORPORATION

Vote On Directors

1.	Election of Directors:

	The ten nominees are:

	(01)	Eugene G. Banucci	(06)	J. Bruce Robinson
	(02)	Youssef A. El-Mansy	(07)	Robert B. Taylor
	(03)	Samuel H. Fuller	(08)	Carol P. Wallace
	(04)	Seymour E. Liebman	(09)	Bruce W. Worster
	(05)	Robert G. McKelvey	(10)	Carl A. Zanoni.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm for fiscal 2008.	☐	☐	☐

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Please sign exactly as name appears hereon. All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, please sign in partnership name by authorized person.

	Yes	No
I PLAN TO ATTEND THE MEETING TO BE HELD AT LYMAN HOMESTEAD AT LYMAN ORCHARDS, LYMAN ROAD, MIDDLEFIELD, CONNECTICUT ON NOVEMBER 14, 2007.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ZYGO CORPORATION

Annual Meeting of Stockholders, November 14, 2007.
This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Mr. J. Bruce Robinson and Mr. Walter A. Shephard as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorize them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 21, 2007, at the Annual Meeting of Stockholders to be held on November 14, 2007, at 10:00 a.m., or at any adjournment or postponement of the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the Proxy will be voted "For" the election of each of the named nominees for Director and "For" Proposal No. 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(continued and to be dated and signed on the reverse side)